Exhibit 99.2

Letter to Shareholders

Overview

Willow Oak Asset Management is proud of our relationships with Alluvial Fund, Bonhoeffer Fund, Arquitos Capital, and Focused Compounding. We believe these partners form a strong foundation for long-term value creation within Willow Oak. Our focus is to assist our partners in growing these portfolios through exposure, fundraising efforts, and by ensuring the portfolio managers are able to focus on investing, not operations.

We are here to help these funds achieve the highest possible returns with the least amount of risk over extended time periods. Long-term investment performance is the goal for us and for each of the funds with which we work. We are not looking to simply gather assets. This mindset sets us, and our managers, apart from many others in the market. The managers have chosen to run portfolios because of their passion for it. It is a way of life for them, not a job. This attitude allows for an ultra-long-term approach. Taking an approach like this is the best advantage an investor can have.

While putting long-term performance front and center, we also understand that each fund has significant room to scale to an optimal size. Hitting that optimal size provides benefits to the investors in the fund. Increased assets under management (AUM) mean research capabilities increase. It means companies are more willing to engage with the portfolio manager. And, it supports the long-term survival of the fund. Willow Oak is here to support the goals of our partner funds. When they do well, their limited partners do well; and Willow Oak and our shareholders will do well. Everyone’s interests are aligned.

Willow Oak’s Structure

Willow Oak’s role is to handle operational activities including compliance, investor relations, back-office administration, interacting with service providers, and other logistical matters. Willow Oak is not involved in any portfolio decisions for our partner funds. Our job is to ensure that the portfolio managers are free to remain focused on the portfolio.

We have five professionals dedicating a significant portion of their time to matters specific to our fund clients and to Willow Oak itself. This structure allows the expertise from each of these people to be applied to each of the funds. In most cases, we use the same service providers for each of the funds, allowing for a smoother relationship with one point of contact.

Alluvial Fund, managed by David Waters, was launched on January 1, 2017. Willow Oak is a seed investor in Alluvial and generates both investment returns from that seed investment and fee-share revenue.

Bonhoeffer Fund was launched on July 1, 2017. Keith Smith is the portfolio manager for Bonhoeffer. Willow Oak generates fee-share revenue from Bonhoeffer and, since this fund is an internal fund, bears certain expenses, as well.

Arquitos Capital pays a fixed fee to Willow Oak each month and provides a small percentage of performance fees, if any, annually. This is the fund that I manage that was launched on April 10, 2012.

Finally, Focused Compounding has both a fund that Willow Oak helped launch on January 1, 2020, and managed accounts. Willow Oak is a minority owner of Focused Compounding and generates fee-share revenue from both the fund and the managed accounts.

Each fund is independently run. We want the managers to focus on investment decisions that maximize returns. We do not want them to have to worry about logistical operational matters.

Activities During the Quarter

We successfully launched Focused Compounding’s fund on January 1, 2020. Geoff Gannon and Andrew Kuhn have been a lot of fun to work with, and we are excited about their future. The launch went off without a hitch. Their dedicated work, as well as the dedicated work of Willow Oak’s employees and our service providers, allowed for the development and launch in a very short time period.

Recall that we announced the partnership on September 17, 2019. It was quite an accomplishment to launch the fund only three and a half months later. Focused Compounding had existing managed accounts when we signed the agreement with them. This managed account portfolio has continued to grow and attract new investors.

Geoff and Andrew have continued their prolific podcasting schedule. They released 35 podcast episodes in the fourth quarter. This iTunes review says it best:

I found Geoff in 2007 and have read everything he’s written since. He’s a great investor doing great original research and I’ve learned a lot from him...Andrew has proven to be a great partner for Geoff - smart and curious, and gregarious to the point where he gets the best out of Geoff. These guys are a great team and we’re lucky they put out so much free content.

The big news for Bonhoeffer Fund is that Keith Smith joined Twitter! If you aren’t already following him, you can do so at @Bonhoeffer_KDS. In fact, I recommend following all of our portfolio managers and Willow Oak. Our accounts can be found at: @alluvialcapital, @FocusedCompound, @Steven_Kiel, and @WillowOak2017. It is amazing the amount of value that you can get from interactions on Twitter. Just remember that you control your Twitter environment.

Keith was interviewed by MOI Global during the fourth quarter. More recently, he gave a presentation to MOI Global’s Best Ideas 2020. This presentation, entitled, “Three Ideas: Senior Lien (Bond Like) Infrastructure Investments,” provided an overview of Broadstone Net Lease, Brookfield Infrastructure Partners, and MPLX, LP.

Keith also wrote a research piece on Gray Television for SumZero. If you are interested in getting a copy, please email Jessica Greer at jgreer@bonhoeffercapital.com. Finally, Keith was on the ValueTalks podcast, where he discussed Compound Mispricings.

David Waters was recently on the Value Hive podcast with Brandon Beylo. I highly recommend that you listen to it and consider following Brandon. David was also on the ValueTalks podcast in the fourth quarter, where he discussed the Alluvial strategy, where the firm’s name came from, and some fun investing stories.

David also wrote several posts at otcadventures.com, where he continues to uncover unique companies throughout the world. During the fourth quarter, he wrote about three OTC companies and one French company that trades for €1,000 per share.

On behalf of Arquitos, I recently appeared on Tobias Carlisle’s The Acquirers Podcast. I was also interviewed by Hugo Roque at Guru Focus, and I was interviewed by Business Insider.

Quarterly Results

The numbers I will discuss here are pending our year-end audit and are subject to change. Final, audited numbers will be in our parent company’s 10-K to be filed in late March. I thought it would be valuable to share these numbers now.

Willow Oak’s special limited partnership interest in Alluvial Fund stood at $10,070,696 on December 31, 2019. This was an increase of $609,559 in the fourth quarter and $1,606,816 for the full year. Alluvial has also kicked off 2020 with tremendous results in January.

For the fourth quarter, Willow Oak had comprehensive income of $561,292. Full-year comprehensive income was, preliminarily, $1,399,615.

We have been reporting the changes in AUM for our partner funds, revenue from our Fund Management Services (FMS), and the number of accounts in Willow Oak-affiliated funds. The numbers this quarter are skewed a bit, as we onboard Focused Compounding. The Focused Compounding Fund did not launch until January 1, so those numbers are not included here. However, their existing managed accounts numbers are included. Following are year-over-year comparisons:

●	AUM decreased by 6% due to declines in Arquitos. The other funds increased in assets.
●	Revenue from FMS and management fee share increased by 27%.
●	The number of investment accounts in Willow Oak-affiliated funds increased by 15%.

Performance fee share was positive, but immaterial for the quarter.

Closing

This will be the third year in a row where Willow Oak will be holding an event during the Berkshire Hathaway annual meeting weekend. Our event will be on Saturday, May 2, 2020, from 5:00 to 8:30 PM at the Omaha Marriott Downtown at the Capitol District. The agenda is still being finalized, but we expect to have plenty of time for interactions and mingling. We had more than 250 attendees last year and are expecting more this year. If you are going to the Berkshire meeting, we would love to see you at our event, as well. Please RSVP through this link.

We also created a resource page at the Willow Oak website that lists all events that we are aware of during the Berkshire weekend. You may view that resource page at the 2020 Berkshire Hathaway Resource Page. If you know of any events that we have not listed, please let us know and we will add them to the page.

We continue to solidify and expand the business. Our near-term goals are:

●	increasing AUM at our associated funds;
●	continuing to find alignment between our managers and like-minded investors and allocators;
●	adding funds to the Willow Oak platform;
●	increasing the visibility of Willow Oak and our associated funds; and
●	growing the Willow Oak network of emerging manager partners, investors, and FMS clients.

Thank you for your continued support.

Best regards,

Steven Kiel

Willow Oak Asset Management

February 20, 2020

Disclaimer

This letter may contain forward-looking statements intended to qualify for the safe harbor contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements often include words such as may, will, should, anticipate, estimate, expect, project, intend, plan, believe, seek, would, could, and similar words or expressions and are made in connection with discussions of future operating or financial performance.

Forward-looking statements reflect management’s expectations at the date of this letter regarding future conditions, events, or results. They are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. Our actual results and financial condition may differ materially from what is anticipated by the forward-looking statements.

There are many factors that could cause actual conditions, events, or results to differ from those anticipated by the forward-looking statements contained in this letter. Readers are cautioned not to place undue reliance on forward-looking statements in this letter. We do not undertake to update any forward-looking statements included in this letter. The statements in this letter are for the convenience of our shareholders, capital partners, and other stakeholders and are qualified in their entirety by reports that we and our affiliates file with the SEC.